EXHIBIT 11

                        STATEMENTS OF PER SHARE EARNINGS

                                                 Quarter ended
                                             ---------------------
                                              March 31,  March 31,
                                                1996       1995
                                             ----------  ---------

Weighted average shares
  outstanding
     Primary                                    837,513   803,867
                                               ========  ========
     Fully diluted                              837,513   832,503
                                               ========  ========

Earnings per common share
     Primary                                   $    .31  $    .21
                                               ========  ========
     Fully diluted                             $    .31  $    .20
                                               ========  ========
